UNITED STATES BANKRUPTCY COURT

DISTRICT OF DELAWARE

In re: FLYi, INC., a Delaware corporation, et al.,[1] Debtors.	: : : : : : : : :	Chapter 11 Jointly Administered Case No. 05-20011 (MFW) Re: Docket No. 1586 Hearing Date: March 12, 2007 at 10:00 a.m. (ET)

ORDER CONFIRMING THE FIRST AMENDED JOINT
PLAN OF LIQUIDATION OF FLYi, INC.
AND ITS DEBTOR AFFILIATES, AS MODIFIED

1    The Debtors are the following seven entities (the last four digits of their respective taxpayer identification numbers, if any, follow in parentheses): FLYi, Inc. (1051); Independence Air, Inc.  (1749);  Atlantic Coast  Jet,LLC (1492); Atlantic Coast Academy, Inc. (9852); IA Sub, Inc. (none); WaKeeney, Inc. (none); and Atlantic Coast Airlines, Inc. (none). The address of each of the Debtors is 45200 Business Court, Dulles, VA 20166.

DLI-6097678v6

I.    GENERAL PROVISIONS REGARDING CONFIRMATION OF THE PLAN AND APPROVAL OF PLAN-RELATED DOCUMENTS

A.    THE PLAN MODIFICATIONS

B.    CONFIRMATION OF THE PLAN

C.    CONDITIONS TO EFFECTIVE DATE

D.    EFFECTS OF CONFIRMATION

E.    APPROVAL, MODIFICATION AND EXECUTION OF PLAN-RELATED DOCUMENTS

II.    CLAIMS BAR DATES AND OTHER CLAIMS MATTERS

A.    GENERAL BAR DATE PROVISIONS FOR ADMINISTRATIVE CLAIMS

B.    BAR DATE FOR PROFESSIONAL FEE CLAIMS

C.    BAR DATE FOR REJECTION DAMAGES CLAIMS

D.    ENFORCEMENT OF BAR DATE ORDER

III.    MATTERS RELATING TO IMPLEMENTATION OF THE PLAN

A.    CORPORATE EXISTENCE

B.    ACTIONS IN FURTHERANCE OF THE PLAN

C.    CREATION OF DISTRIBUTION TRUST

D.    FUNDING OF THE DISTRIBUTION TRUST

E.    DISTRIBUTION TRUSTEE

F.    FEES AND EXPENSES OF THE DISTRIBUTION TRUST

G.   EXPENSES FOR PROFESSIONALS OF THE DISTRIBUTION TRUST

H.    NO REVESTING OF ASSETS

I.    CREATION OF TRUST ACCOUNTS

J.    PRESERVATION OF RIGHTS OF ACTION, SETTLEMENT OF CLAIMS AND RELEASES

K.    RELEASE OF LIENS

L.    EXEMPTIONS FROM TAXATION

IV.    APPROVAL OF EXECUTORY CONTRACT AND UNEXPIRED LEASE PROVISIONS AND RELATED PROCEDURES

V.    DISTRIBUTION RECORD DATE

VI.    PRIORITY TREATMENT OF CERTAIN CUSTOMER CREDIT CLAIMS

VII.    SUBSTANTIVE CONSOLIDATION OF THE DEBTORS OTHER THAN FLYI

VIII.    RELEASES AND EXCULPATION PROVISIONS

A.    RELEASE OF CLAIMS

B.    EXCULPATION PROVISIONS

IX.    OBJECTIONS TO CONFIRMATION

A.    RESOLUTION OF CERTAIN OBJECTIONS TO CONFIRMATION

B.    CERTAIN OBJECTIONS TO CONFIRMATION OVERRULED

X.    INJUNCTIONS

XI.    RETENTION OF JURISDICTION BY THE COURT

XII.    DISSOLUTION OF THE CREDITORS' COMMITTEES AND FORMATION OF THE STEERING COMMITTEE

XIII.    NOTICE OF ENTRY OF CONFIRMATION ORDER

DLI-6097678v6	--

TABLE OF EXHIBITS

Exhibit	Exhibit Name
A	Plan
B	Plan Modifications
C	Confirmation Notice
D	Confirmation Notice — Publication Version

iii

DLI-6097678v6

INTRODUCTION

WHEREAS, FLYi, Inc., Independence Air, Inc., Atlantic Coast Jet, LLC, Atlantic Coast Academy, Inc., IA Sub, Inc., WaKeeney, Inc. and Atlantic Coast Airlines, Inc., the above-captioned debtors (collectively, the "Debtors"), proposed the First Amended Joint Plan of Liquidation of FLYi, Inc. and Its Debtor Affiliates, dated November 21, 2006, as modified by the modifications set forth in Exhibit B attached hereto and incorporated herein by reference (as it may be further modified, the "Plan");2
WHEREAS, the Court, on November 21, 2006, entered its Order Approving (A) Disclosure Statement, (B) Notice of Disclosure Statement Hearing, (C) Contents of Plan Solicitation Packages, (D) Procedures for the Distribution of Solicitation Packages and the Solicitation and Tabulation of Votes to Accept or Reject Proposed Joint Plan of Liquidation, Including the Temporary Allowance of Certain Claims Solely For Voting Purposes and (E) Certain Related Relief (D.I. 1595) (the "Disclosure Statement Order"), by which the Court, among other things, approved the Debtors' proposed disclosure statement (the "Disclosure Statement"), established procedures for the solicitation and tabulation of votes to accept or reject the Plan and scheduled a hearing to consider Confirmation of the Plan for March 12, 2007, at 10:00 a.m., to be continued on March 13, 2007, if necessary (the "Confirmation Hearing");
WHEREAS, the Affidavit of Service of Michael J. Paque with respect to the mailing of notice of the Confirmation Hearing and solicitation materials in respect of the Plan in accordance with the Disclosure Statement Order (D.I. 1856) (the "Affidavit of Service") was filed with the Court on February 2, 2007;
WHEREAS, the Affidavit of Publication of Nicole McKinney in The Washington Post (D.I. 1879) and the Affidavit of Publication of Mike Lockwood in the Wall Street Journal (D.I. 1880) (collectively, the "Publication Affidavits") were filed with the Court on February 12, 2007, regarding the publication of the Notice of (A) Deadline for Casting Votes to Accept or Reject the First Amended Joint Plan of Liquidation For FLYi, Inc. and Its Debtor Affiliates, (B) Hearing to Consider Confirmation of the First Amended Joint Plan of Liquidation For FLYi, Inc. and Its Debtor Affiliates and (C) Related Matters in The Wall Street Journal and The Washington Post as set forth in the Disclosure Statement Order;
WHEREAS, Kurtzman Carson Consultants LLC, the Court-appointed solicitation and tabulation agent in respect of the Plan, filed the Affidavit of Michael J. Paque Regarding Votes Accepting or Rejecting The Debtors' First Amended Plan of Liquidation for FLYi, Inc. and Its Debtor Affiliates (D.I. 1860) on February 6, 2007 attesting to the results of the tabulation of the properly executed and timely received Ballots for the Plan as follows:
Class 3A Claimants. The Debtors received 96 acceptances out of 98 votes from holders of Claims under Class 3A (General Unsecured Claims against FLYi), with Class 3A claimants who voted in favor of the Plan holding Claims in the amount of $363,317,493.73 for voting purposes, such acceptances being 97.96 percent in number and 99.99 percent in amount of all ballots received from holders of Class 3A Claims (Voting Affidavit ¶ 11);
Class 3B Claimants. The Debtors received two acceptances and 13 rejections out of 15 votes from holders of Claims under Class 3B (Convertible Note Claims), with Class 3B claimants who voted in favor of the Plan holding Claims in the amount of $1,100,000.00 for voting purposes and Class 3B claimants who voted against the Plan holding Claims in the amount of $103,430,000.00 for voting purposes, such rejections being 86.67 percent in number and 98.95 percent in amount of all ballots received from holders of Class 3B Claims (Voting Affidavit ¶ 11);
Class 4 Claimants. The Debtors received 163 acceptances out of 183 votes from holders of Claims under Class 4 (General Unsecured Claims against all Debtors other than FLYi), with Class 4 claimants who voted in favor of the Plan holding Claims in the amount of $357,352,095.77 for voting purposes, such acceptances being 89.07 percent in number and 90.82 percent in amount of all ballots received from holders of Class 4 Claims (Voting Affidavit ¶ 11);
Class 5 Claimants. The Debtors received three acceptances out of three votes from holders of Claims under Class 5 (FLYi Convenience Claims), with Class 5 claimants who voted in favor of the Plan holding Claims in the amount of $634.41 for voting purposes, such acceptances being 100 percent in number and 100 percent in amount of all ballots received from holders of Class 5 Claims (Voting Affidavit ¶ 11);
Class 6 Claimants. The Debtors received 15,839 acceptances out of 16,229 votes from holders of Claims under Class 6 (Independence Convenience Claims), with Class 6 claimants who voted in favor of the Plan holding Claims in the amount of $2,877,191.02 for voting purposes, such acceptances being 97.60 percent in number and 97.71 percent in amount of all ballots received from holders of Class 6 Claims (Voting Affidavit ¶ 11);
Class 7 Claimants. The Debtors received one acceptance out of one vote from the holder of the Claim under Class 7 (Intercompany Claim of FLYi against Independence), with the Class 7 claimant who voted in favor of the Plan holding Claims in the amount of $285,869,450 for voting purposes, such acceptances being 100 percent in number and 100 percent in amount of all ballots received from holders of Class 7 Claims (Voting Affidavit ¶ 11);
WHEREAS, objections to Confirmation of the Plan (collectively, the "Objections") were filed by (i) The Fifth Third Leasing Company ("Fifth Third") (D.I. 1874), (ii) Wachovia Bank, National Association ("Wachovia") (D.I. 1881), (iii) U.S. Bank National Association, as Indenture Trustee for the 6% Convertible Notes Due 2034 (D.I. 1883) and (iv) International Lease Finance Corporation ("ILFC") (D.I. 1886);
WHEREAS, the Objection of Fifth Third has been resolved as a result of certain language that the Debtors have added to the Plan;
WHEREAS, the Objection of Wachovia has been resolved as a result of certain language that the Debtors have added to this Confirmation Order;
WHEREAS, the United States Department of Justice, on behalf of certain federal agencies (the "DOJ"), raised an informal Objection to Confirmation of the Plan, which the Debtors resolved to the satisfaction of the DOJ by making certain modifications to the Plan and by including certain language in this Confirmation Order;
WHEREAS, the Debtors have modified the Plan, which modifications are set forth in Exhibit B attached hereto (collectively, the "Plan Modifications");
WHEREAS, the Debtors filed a memorandum of law in support of Confirmation of the Plan and in response to certain of the Objections (D.I. 2018) (the "Memorandum of Law"), and the Creditors' Committee filed a Statement in Support of the Plan (D.I. 2008) (the "Creditors' Committee's Brief").
WHEREAS, the declarations of Richard J. Kennedy (D.I. 2001), and Lloyd A. Sprung (D.I. 2002) were submitted in support of the Plan (collectively, the "Declarations");
WHEREAS, the Court has reviewed the Plan, the Disclosure Statement, the Disclosure Statement Order, the Voting Affidavit, the Affidavit of Service, the Publication Affidavits, the Objections, the Memorandum of Law, the Creditors' Committee's Brief, the Declarations and the other papers before the Court in connection with the Confirmation of the Plan;
WHEREAS, the Confirmation Hearing was held on March 12, 2007 at 10:00 a.m. (Eastern Time) before the Honorable Mary F. Walrath, United States Bankruptcy Judge for the District of Delaware.
WHEREAS, the Court heard the statements of counsel in support of and in opposition to Confirmation as reflected in the record made at the Confirmation Hearing;
WHEREAS, the Court has considered all evidence presented at the Confirmation Hearing;
WHEREAS, the Court has taken judicial notice of the papers and pleadings on file in these chapter 11 cases;
WHEREAS, the Court has separately entered the Findings and Conclusions, including the findings that (i) the Court has jurisdiction over this matter pursuant to 28 U.S.C. §§ 157 and 1334, (ii) this is a core proceeding pursuant to 28 U.S.C. § 157(b)(2), (iii) the Debtors were and are qualified to be debtors under section 109 of the Bankruptcy Code and (iv) venue of the Bankruptcy Cases in the United States Court for the District of Delaware was proper as of the Petition Date, pursuant to 28 U.S.C. § 1408, and continues to be proper; and
WHEREAS, the Findings and Conclusions and the Court's oral findings of fact and conclusions of law on the record at the Confirmation Hearing establish just cause for the relief granted herein;

NOW, THEREFORE, IT IS HEREBY ORDERED:

I.	GENERAL PROVISIONS REGARDING CONFIRMATION OF THE PLAN AND APPROVAL OF PLAN-RELATED DOCUMENTS.

A.	THE PLAN MODIFICATIONS.

The Plan Modifications are approved in all respects pursuant to section 1127(a) of the Bankruptcy Code and Bankruptcy Rule 3019. Accordingly, the Debtors are authorized to make the Plan Modifications to the Plan.
B.	CONFIRMATION OF THE PLAN.

The Plan and each of its provisions (whether or not specifically approved herein) and all exhibits thereto are CONFIRMED in each and every respect, pursuant to section 1129 of the Bankruptcy Code. The terms of the Plan are incorporated by reference into and are an integral part of this Confirmation Order. The record of the Confirmation Hearing is closed.
C.	CONDITIONS TO EFFECTIVE DATE.

Nothing in this Confirmation Order or in the Findings and Conclusions shall in any way affect the provisions of Article IX of the Plan, which includes provisions regarding (i) the conditions precedent to the Effective Date of the Plan and (ii) the effect that the nonoccurrence of such conditions may have with regard to the Plan and this Confirmation Order.
D.	EFFECTS OF CONFIRMATION.

Notwithstanding any otherwise applicable law, immediately upon the entry of this Confirmation Order, the terms of the Plan and this Confirmation Order shall be binding upon all Entities, including the Debtors, any and all holders of Claims or Interests (irrespective of whether such Claims or Interests are impaired under the Plan or whether the holders of such Claims or Interests accepted, rejected or are deemed to have accepted or rejected the Plan), any and all nondebtor parties to Executory Contracts and Unexpired Leases with any of the Debtors and any and all Entities who are parties to or are subject to the settlements, compromises, releases, waivers and injunctions described herein and in the Findings and Conclusions and the respective heirs, executors, administrators, trustees, affiliates, officers, directors, agents, representatives, attorneys, beneficiaries, guardians, successors or assigns, if any, of any of the foregoing.
E.	APPROVAL, MODIFICATION AND EXECUTION

OF PLAN-RELATED DOCUMENTS.

1.  The Plan and all exhibits thereto, substantially in the form as they exist at the time of the entry of this Confirmation Order, including the Distribution Trust Agreement, substantially in the form of Exhibit A to the Plan as attached hereto, are approved in all respects.
2.  All relevant parties, including the Debtors and the Distribution Trustee, shall be authorized, without further action, notice or order of the Court, to execute the applicable Plan-Related Documents (as such capitalized term is defined in Section III.B.2 of this Confirmation Order) and make modifications to such documents in accordance with the Plan's terms, if applicable, between the time of entry of this Confirmation Order and the Effective Date of the Plan.
II.	CLAIMS BAR DATES AND OTHER CLAIMS MATTERS.

A.	GENERAL BAR DATE PROVISIONS FOR ADMINISTRATIVE CLAIMS.

Except as specified in Section III.A.1.d.ii of the Plan and Sections II.B and II.C below and the notice of the Effective Date, requests for payment of Administrative Claims for the period from March 1, 2006 to the Effective Date must be Filed and served on the Distribution Trustee and such other entities who are designated by the Bankruptcy Rules, this Confirmation Order or other order of the Court no later than 60 days after the Effective Date. Any holder of an Administrative Claim for the period from March 1, 2006 to the Effective Date that is required to, but does not, File and serve a request for payment of such Administrative Claim in accordance with Section III.A.1.d.i of the Plan shall be forever barred from asserting such Administrative Claim against the Debtors or their respective property or any of the Trust Accounts or any assets of the Debtors' Estates, and such Administrative Claims shall be deemed waived and released as of the Effective Date. Objections to any Administrative Claim must be Filed by the Distribution Trustee, and served on the requesting party by the later of: (a) 180 days after the Effective Date; and (b) 120 days after the filing of the request for payment of such Administrative Claim.
B.	BAR DATE FOR PROFESSIONAL FEE CLAIMS.

Professionals or other entities asserting a Professional Fee Claim for services rendered solely with respect to a Debtor before the Effective Date must File and serve on the Distribution Trustee and such other entities who are designated by the Bankruptcy Rules, this Confirmation Order, the Professional Fee Order or other order of the Court an application for final allowance of such Professional Fee Claim no later than 60 days after the Effective Date. Objections to any Professional Fee Claim must be Filed and served on the Distribution Trustee and the requesting party by the later of (i) 90 days after the Effective Date or (ii) 30 days after the filing of the applicable request for payment of the Professional Fee Claim. To the extent necessary, this Confirmation Order will amend and supersede any previously entered order of the Court, including the Professional Fee Order, regarding the payment of Professional Fee Claims.
C.	BAR DATE FOR REJECTION DAMAGES CLAIMS.

Notwithstanding anything in the Bar Date Order to the contrary, if the rejection of an Executory Contract or Unexpired Lease pursuant to Section V.C of the Plan gives rise to a Claim by the other party or parties to such contract or lease, such Rejection Claim will be forever barred and will not be enforceable against the Distribution Trustee or the Distribution Trust unless a proof of Claim is Filed and served on the Distribution Trustee, pursuant to the procedures specified in this Confirmation Order and the notice of the entry of this Confirmation Order or another order of the Court, no later than 60 days after the Effective Date.
D.	ENFORCEMENT OF BAR DATE ORDER.

In accordance with the Bar Date Order and section 502(b)(9) of the Bankruptcy Code, any Entity that failed to File a proof of Claim by the applicable Bar Date or was not otherwise permitted to File a proof of Claim after the applicable Bar Date by a Final Order of the Court is and shall be barred, estopped and enjoined from asserting any Claim against the Debtors (i) in an amount that exceeds the amount, if any, that is identified in the Schedules on behalf of such Entity as undisputed, noncontingent and liquidated; or (ii) of a different nature or a different classification than any Claim identified in the Schedules on behalf of such Entity. All Claims Filed after the applicable Bar Date and for which no Final Order has been entered by the Court determining that such Claims were timely Filed shall be disallowed and expunged. Any Distribution on account of such Claims shall be limited to the amount, if any, listed in the applicable Schedules as undisputed, noncontingent and liquidated.
III.	MATTERS RELATING TO IMPLEMENTATION OF THE PLAN.

A.	CORPORATE EXISTENCE.

As of the Effective Date, each of the Debtors shall cease to exist, and the Distribution Trust Assets shall be transferred to and vest in the Distribution Trust, free and clear of claims, liens and interests. Except as otherwise provided in the Plan, the Distribution Trust Agreement or this Confirmation Order, the Distribution Trustee may compromise or settle any Claims without supervision or approval by the Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules and may pay the charges that it incurs on or after the Effective Date for Distribution Trust Expenses, professionals' fees, disbursements, expenses or related support services (including fees related to the preparation of applications on account of Professional Fee Claims) without application to the Court; provided, however, that the Distribution Trustee must seek this Court's approval of the compromise or settlement of any Claim whereby the amount of such compromise or settlement provides the claimant with an Allowed Claim in excess of $1,000,000. In addition, the Distribution Trust shall succeed to the rights, benefits and obligations of the Debtors under the Protocol Order, including the obligation to reimburse reasonable legal fees and expenses of the Debtors’ current and former directors, officers, employees and Professionals as set forth in the Protocol Order.
B.	ACTIONS IN FURTHERANCE OF THE PLAN

1.  On or after the entry of this Confirmation Order, the Debtors shall enter into such Dissolution Transactions and shall take such actions as may be necessary or appropriate to merge, dissolve or otherwise terminate the corporate existence of the Debtors as of the Effective Date. Notwithstanding the foregoing and regardless of whether the actions in the preceding sentence have yet been taken with respect to a particular Debtor, upon the transfer of the Distribution Trust Assets to the Distribution Trust under the Plan, the Debtors shall be deemed dissolved and their business operations withdrawn for all purposes without any necessity of filing any document, taking any further action or making any payment to any governmental authority in connection therewith.
2.  Pursuant to section 1142 of the Bankruptcy Code and applicable state law (including section 303 of the Delaware General Corporation Law), no action of the stockholders or directors of the Debtors or any other party shall be required for the Debtors or the Distribution Trustee to: (a) take any and all actions necessary or appropriate to implement, effectuate and consummate the Plan, this Confirmation Order or the transactions contemplated thereby or hereby, including those transactions identified in Article IV of the Plan; and (b) execute and deliver, adopt or amend, as the case may be, any contracts, instruments, releases, agreements and documents necessary to implement, effectuate and consummate the Plan (collectively, the "Plan-Related Documents"), including those contracts, instruments, releases, agreements and documents identified in Article IV of the Plan.
3.  To the extent that, under applicable non-bankruptcy law, any of the foregoing actions would otherwise require the consent or approval of the stockholders or directors of any of the Debtors, this Confirmation Order shall, pursuant to section 1142 of the Bankruptcy Code and applicable state law, constitute such consent or approval, and such actions are deemed to have been taken by unanimous action of the directors and stockholders of the appropriate Debtor.
4.  The approvals and authorizations specifically set forth in this Confirmation Order are nonexclusive and are not intended to limit the authority of any Debtor or the Distribution Trustee to take any and all actions necessary or appropriate to implement, effectuate and consummate the Plan, this Confirmation Order or the transactions contemplated thereby or hereby.
C.	CREATION OF DISTRIBUTION TRUST.

1.  On or prior to the Effective Date, the Distribution Trust shall be established pursuant to the Distribution Trust Agreement for the purpose of liquidating the Distribution Trust Assets, resolving all Disputed Claims, making all distributions to holders of Allowed Claims in accordance with the terms of the Plan and otherwise implementing the Plan and administering the Debtors' Estates. The official name of the Distribution Trust shall be "the FLYi and Independence Air Distribution Trust."
2.  Pursuant to section 1142 of the Bankruptcy Code and applicable state law (including section 303 of the Delaware General Corporation Law), and other appropriate provisions of applicable state laws governing corporations or other legal Entities, and subject to and to the extent set forth in the Plan, this Confirmation Order, the Distribution Trust Agreement or other agreement (or any other order of this Court entered pursuant to or in furtherance hereof), the Distribution Trust (and the Distribution Trustee) shall be authorized and empowered to take any and all such actions as necessary or appropriate to implement, effectuate and consummate the Plan, the Distribution Trust Agreement, this Confirmation Order or the transactions contemplated thereby or hereby, including those contracts, instruments, releases, agreements, documents and transactions identified in Section IV.B.3.a of the Plan.
D.	FUNDING OF THE DISTRIBUTION TRUST

The Distribution Trust shall be funded in accordance with the terms of the Distribution Trust Agreement with the respective Distribution Trust Assets or the proceeds thereof.
E.	DISTRIBUTION TRUSTEE.

In accordance with Section IV.B.3.c of the Plan, the Distribution Trustee shall be the exclusive trustee of the assets of the Distribution Trust for purposes of 31 U.S.C. § 3713(b) and 26 U.S.C. § 6012(b)(3), and, except as otherwise provided in Section XIII.A.3, the representative of the Estate of each of the Debtors appointed pursuant to section 1123(b)(3)(B) of the Bankruptcy Code. The powers, rights and responsibilities of the Distribution Trustee shall be as specified in the Distribution Trust Agreement, the Plan and this Confirmation Order.
F.	FEES AND EXPENSES OF THE DISTRIBUTION TRUST.

Except as otherwise ordered by this Court, the Distribution Trust Expenses shall be paid from the Distribution Trust Expense Account in accordance with the Plan and the Distribution Trust Agreement.
G.	EXPENSES FOR PROFESSIONALS OF THE DISTRIBUTION TRUST.

The Distribution Trustee, on behalf of the Distribution Trust, may employ, without further order of the Court, professionals to assist in carrying out its duties hereunder and may compensate and reimburse the expenses of these professionals without further order of the Court from the Distribution Trust Expense Account in accordance with the Plan and the Distribution Trust Agreement.
H.	NO REVESTING OF ASSETS.

The property of the Debtors' Estates shall not revest in the Debtors on or after the Effective Date but shall be deposited in the Trust Accounts and shall vest in the Distribution Trust to be administered by the Distribution Trustee in accordance with the Plan and the Distribution Trust Agreement.
I.	CREATION OF TRUST ACCOUNTS.

The provisions relating to the Trust Accounts contained in Article IV of the Plan are approved in all respects. On or prior to the Effective Date, the Priority Claims Trust Accounts, the Distribution Trust Accounts and the Distribution Trust Expense Account shall be established and maintained in federally insured domestic banks in the name of the Distribution Trustee and, if applicable, the Third Party Disbursing Agent for each such Trust Account. On the Effective Date, title to each of the Trust Accounts and the contents thereof shall be transferred to and irrevocably vest in the Distribution Trust.
J.	PRESERVATION OF RIGHTS OF ACTION,

SETTLEMENT OF CLAIMS AND RELEASES.

1.  Except as provided in the Plan or in any contract, instrument, release or other agreement entered into or delivered in connection with the Plan, in accordance with section 1123(b) of the Bankruptcy Code, the Distribution Trust shall retain and may enforce any claims, demands, rights and causes of action that any Estate may hold against any person or Entity to the extent not released under the Plan, including the Recovery Actions. The Distribution Trust may pursue such retained claims, demands, rights or causes of action, as appropriate, in accordance with the best interests of the Estate or Estates that held such claims, demands, rights or causes of action. Any recovery of Cash by the Distribution Trust on account of such actions will be deposited in the Distribution Trust Account of the applicable Debtor and distributed pursuant to the terms of the Plan and the Distribution Trust Agreement.
2.  Pursuant to Bankruptcy Rule 9019, the comprehensive settlement of claims and controversies pursuant to Section IV.F.2 of the Plan is approved in all respects and incorporated herein. As of the Effective Date, the compromise or settlement of all claims or controversies pursuant to the Plan constitute a good faith compromise and settlement, is in the best interests of the Debtors, their Estates and Claim and Interest holders and is fair, equitable and reasonable.
K.	RELEASE OF LIENS.

Except as otherwise provided in the Plan (including with respect to any charging lien under the FLYi Indenture), this Confirmation Order or in any contract, instrument, release or other agreement or document entered into or delivered in connection with the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to Article III of the Plan, all Liens against the property of any Estate will be fully released and discharged, and all of the right, title and interest of any holder of such Liens, including any rights to any collateral thereunder, shall attach to and be enforceable solely against the applicable Distribution Trust Assets held in the applicable Trust Account in accordance with and subject to the terms of the Plan. All such Liens against the Distribution Trust Assets shall be fully released and discharged upon the holder of the Lien's receiving its full distribution under the Plan or upon the Effective Date if the holder of the Lien is not entitled to any distribution under the Plan.
L.	EXEMPTIONS FROM TAXATION.

Pursuant to section 1146(a) of the Bankruptcy Code, the following shall not be subject to any stamp tax, real estate transfer tax, sales and use tax or similar tax: (i) any Dissolution Transaction; (ii) the execution and implementation of the Distribution Trust Agreement, including any transfers to or by the Distribution Trust; or (iii) the making or delivery of any deed or other instrument of transfer under, in furtherance of or in connection with the Plan, including any merger agreements or agreements of consolidation, disposition, liquidation or dissolution executed in connection with any transaction pursuant to the Plan.
IV.	APPROVAL OF EXECUTORY CONTRACT AND

UNEXPIRED LEASE PROVISIONS AND RELATED PROCEDURES.

1.  The Executory Contract and Unexpired Lease provisions of Article V of the Plan are specifically approved.
2.  This Confirmation Order shall constitute an order of the Court approving the assumptions, assumptions and assignments and rejections described in Sections V.A and V.C of the Plan, pursuant to section 365 of the Bankruptcy Code, as of the Effective Date. The procedures for assumption of an Executory Contract or Unexpired Leases as set forth in Section V.C.4 are approved in all respects.
3.  To the extent that such Claims constitute monetary defaults, the Cure Amount Claims associated with each Executory Contract and Unexpired Lease to be assumed pursuant to the Plan shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code: (a) by payment of the Cure Amount Claim in Cash on the Effective Date; or (b) on such other terms as are agreed to by the parties to such Executory Contract or Unexpired Lease. Pursuant to section 365(b)(2)(D) of the Bankruptcy Code, no Cure Amount Claim shall be allowed for a penalty rate or other form of default rate of interest. If there is a dispute regarding: (a) the amount of any Cure Amount Claim; (b) the ability of the Distribution Trust or any assignee to provide "adequate assurance of future performance" (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed; or (c) any other matter pertaining to assumption of such contract or lease, the payment of any Cure Amount Claim required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order resolving the dispute and approving the assumption.
V.	DISTRIBUTION RECORD DATE

Except as otherwise provided in a Final Order of the Court, the transferees of any Claims that are transferred pursuant to Bankruptcy Rule 3001 on or prior to the Distribution Record Date shall be treated as the holders of such Claims for all purposes, notwithstanding that any period provided by Bankruptcy Rule 3001 for objecting to such transfer has not expired by the Distribution Record Date. The applicable Disbursing Agent shall have no obligation to recognize the transfer or sale of any Claim that occurs after 4:00 p.m. Wilmington time on the Distribution Record Date and will be entitled for all purposes herein to recognize and make distributions only to those holders who are holders of such Claims as of the close of business on the Distribution Record Date. The Debtors' and the Note Registrar's (as defined in the FLYi Indenture) records for the transfer of Convertible Notes shall be closed as of 4:00 p.m. Wilmington time on the Distribution Record Date, and no transfer of Convertible Notes occurring after such time shall be recognized.
VI.	PRIORITY TREATMENT OF CERTAIN CUSTOMER CREDIT CLAIMS

1.  In accordance with the order of the Court dated September 22, 2006 (D.I. 1391) (the "Customer Order"), Customer Credit Claims of any customers that properly completed and timely returned a customer certification substantially in the form annexed as Exhibit A to the Customer Order (the "Customer Certification"), subject to verification against any information contained in the Debtors' records, pursuant to section 507(a)(7) of the Bankruptcy Code, shall be Priority Claims in Class 2 under the Plan.
2.  The procedures approved by the Disclosure Statement Order for providing holders of Customer Credit Claims with Customer Certifications constitute sufficient notice to all interested parties and are fair and appropriate under the circumstances. Holders of Customer Credit Claims that did not properly complete and timely return Customer Certifications are hereby barred from asserting that their Customer Credit Claims are Priority Claims, and such Customer Credit Claims shall be General Unsecured Claims in Class 6 under the Plan.
VII.	SUBSTANTIVE CONSOLIDATION OF THE DEBTORS OTHER THAN FLYi.

The substantive consolidation of Atlantic Coast Jet, LLC, Atlantic Coast Academy, Inc., IA Sub, Inc., WaKeeney, Inc. and Atlantic Coast Airlines, Inc. into Independence Air, Inc. (each a "Consolidated Debtor" and collectively, the "Consolidated Debtors") is approved to the limited extent set forth herein and in Article VIII of the Plan. Specifically, (i) all assets and liabilities of the Consolidated Debtors shall be deemed merged; (ii) all guarantees by, or co-obligations of, any Consolidated Debtor in respect of the obligations of any other Consolidated Debtor shall be deemed eliminated so that any Claim against any Consolidated Debtor and any guarantee by, or co-obligation of, any Consolidated Debtor and any joint or several liability of any Consolidated Debtor shall be deemed to be one obligation of the consolidated Estates; and (iii) each and every Claim Filed or to be Filed in the Bankruptcy Cases of any Consolidated Debtor will be deemed Filed against the consolidated Estates of the Consolidated Debtors and will be deemed one Claim against and a single obligation of the consolidated Estates. Such substantive consolidation shall not affect FLYi or Claims against FLYi.
VIII.	RELEASES AND EXCULPATION PROVISIONS.

A.	RELEASE OF CLAIMS

1.  Without limiting any applicable provisions of, or releases contained, in the Plan, as of the later of the Effective Date and the Protocol Bar Date, the Debtors, the Estates and their respective successors, assigns and any and all Entities who may purport to claim by, through, for or because of them, shall be deemed to forever release, waive and discharge (i) all Causes of Action arising prior to the Petition Date that such Entity has, had or may have against each of the present or former directors, officers, employees, members, managers, agents, attorneys, representatives and advisors of the Debtors, acting in such capacity, other than (A) Designated Causes of Action specifically asserted as of the Protocol Bar Date by (prior to the Effective Date) the Creditors' Committee or (after the Effective Date) the Steering Committee in a complaint filed by such party in the Bankruptcy Court or such other court of competent jurisdiction on or before the Protocol Bar Date and (B) Causes of Action that, after the filing of a Designated Cause of Action as of the Protocol Bar Date by such party in such court, are identified for the first time in discovery in such action and that could not reasonably have been discovered and asserted in the investigation contemplated by the Protocol Order; and (ii) to the extent set forth in Section XIII.B of the Plan, all Causes of Action arising on or after the Petition Date that such Entity has, had or may have against the Creditors' Committee and its members, and its and their respective agents and professionals, in each case acting in such capacity; provided, however, that the releases provided in this paragraph shall not include (A) any Recovery Actions against any member of the Creditors' Committee or relating to transfers to Entities who were insiders at the time of payment or (B) any actual or potential objections to the pre- or post-petition claims of any Entity against any of the Estates.
2.  Without limiting any other applicable provisions of, or releases contained in, the Plan or the Bankruptcy Code, as of the Effective Date, in consideration for, among other things, the obligations of the Debtors under the Plan, Cash and other contracts, instruments, releases, agreements or documents to be entered into or delivered in connection with the Plan, each holder of a Claim that votes in favor of the Plan shall be deemed to forever release, waive and discharge all liabilities and Claims in any way relating to any Debtor, the Bankruptcy Case or the Plan that such Entity has, had or may have against: (i) the Debtors and their respective present or former directors, officers, employees, attorneys, accountants, underwriters, investment bankers, financial advisors and agents, acting in such capacity; and (ii) the Creditors' Committee and its members, and its and their respective agents and professionals, in each case acting in such capacity; provided, however, that the releases provided in this paragraph shall not include any act, omission or occurrence that was the result of gross negligence or willful misconduct.
B.	EXCULPATION PROVISIONS

The Debtors, the Distribution Trust, the Distribution Trustee, the Steering Committee and their respective members, directors, officers, employees, agents and professionals, acting in such capacity, and the Creditors' Committee and its members, and their respective agents and professionals, in each case acting in such capacity, will neither have nor incur any liability to any Entity for any act taken or omitted to be taken on or after the commencement of the Bankruptcy Cases, including the formulation, preparation, dissemination, implementation, confirmation or consummation of the Plan, the accompanying Disclosure Statement or any contract, instrument, release or other agreement or document created or entered into, or any other act taken or omitted to be taken, in connection with the Bankruptcy Cases or any of the foregoing; provided, however, that the foregoing provisions will have no effect on: (i) the liability of any Entity that would otherwise result from the failure to perform or pay any obligation or liability under the Plan or any contract, instrument, release or other agreement or document to be entered into or delivered in connection with the Plan; or (ii) the liability of any Entity that would otherwise result from any such act or omission to the extent that such act or omission is determined in a Final Order to have constituted gross negligence or willful misconduct.
IX.	OBJECTIONS TO CONFIRMATION.

A.	RESOLUTION OF CERTAIN OBJECTIONS TO CONFIRMATION.

Certain of the Objections to Confirmation, whether informal or Filed, to the extent not satisfied by the Plan Modifications, are hereby resolved on the terms and subject to the conditions set forth below. The compromises and settlements contemplated by each resolution to an Objection are fair, equitable and reasonable, are in the best interests of the Debtors and their respective Estates and creditors and are expressly approved pursuant to Bankruptcy Rule 9019.
1.  Informal Objections of the DOJ.
a.  Nothing in the Plan or this Confirmation Order enjoins or precludes the United States from pursuing any police or regulatory action against the Debtors.
b.  Claims of each individual agency of the United States shall be paid in accordance with the terms of the Plan as soon as all of the Claims of the individual agency are resolved.
c.  Nothing in Article XII of the Plan shall constitute a waiver by the United States of its rights to assert that the Bankruptcy Court lacks jurisdiction over any matter set forth in Article XII.
2.  Objection of Wachovia. Notwithstanding any provision of the Plan or this Confirmation Order, the cash collateral in the possession of Wachovia, pursuant to an Amended and Restated Loan and Security Agreement dated July 31, 2003, as amended, and a Letter of Credit and Reimbursement Agreement dated as of September 28, 2001, as amended, which secures payment of the reimbursement obligation, fees and other charges with respect to a letter of credit in the current face amount of $2,409,753.56 in favor of AIG Aviation, issued for the account of Independence by Wachovia (the "AIG Letter of Credit"), shall remain in the possession of Wachovia subject to the lien of Wachovia, pending the termination of the AIG Letter of Credit, or the drafting by AIG Aviation of the entire face amount of the AIG Letter of Credit, whichever shall first occur, at which time Wachovia shall transfer to the Distribution Trust any remaining cash collateral net of any outstanding fees and charges related to the AIG Letter of Credit; and provided that, until such time, Wachovia shall pay to the Distribution Trust within two business days after any draw on the AIG Letter of Credit, the cash collateral in excess of the then-current face amount of the AIG Letter of Credit plus the greater of (i) $25,000 or (ii) 3% of such face amount.
3.  Objection of ILFC. Notwithstanding any provision of the Plan, the Distribution Trust Agreement or this Confirmation Order, the Distribution Trustee shall reserve $6,176,070 solely for satisfaction of ILFC's administrative claim, and not for the benefit of any other holder of an administrative claim (the "ILFC Reserve"). The Distribution Trustee shall not release any funds in the ILFC Reserve except (i) to satisfy ILFC's administrative claim or (ii) after determination of ILFC's administrative claim pursuant to a Final Order.
B.	CERTAIN OBJECTIONS TO CONFIRMATION OVERRULED.

All Objections not otherwise addressed herein or in the Plan Modifications or previously withdrawn are hereby overruled for the reasons set forth on the record at the Confirmation Hearing and in Section II.F of the Findings and Conclusions.
X.	INJUNCTIONS.

A.  Except as provided in the Plan or this Confirmation Order and other than with respect to a right of recoupment or a setoff, as of the Effective Date, all entities that have held, currently hold or may hold a Claim or other debt or liability subject to the Plan or an Interest or other right of an equity security holder that is terminated pursuant to the terms of the Plan shall be permanently enjoined from taking any of the following actions in respect of any such Claims, debts, liabilities, Interests or rights: (a) commencing or continuing in any manner any action or other proceeding against the Debtors, the Distribution Trust, the Distribution Trustee or the Steering Committee, other than to enforce any right pursuant to the Plan to a distribution from the Trust Accounts; (b) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order against the Debtors, the Distribution Trust, the Distribution Trustee or the Steering Committee other than as permitted pursuant to (a) above; (c) creating, perfecting or enforcing any Lien or encumbrance against the Debtors, the Distribution Trust, their respective property or the Trust Accounts; (d) asserting a right of subrogation of any kind against any debt, liability or obligation due to the Debtors, the Distribution Trustee or the Steering Committee; and (e) commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the provisions of the Plan; provided, however, that nothing in this paragraph shall enjoin or preclude the United States from pursuing any police or regulatory action against the Debtors.
B.  Except as provided in the Plan or this Confirmation Order and other than with respect to a right of recoupment or a setoff, as of the Effective Date, each holder of a Claim that votes in favor of the Plan and the Debtors, the Estates and their respective successors, assigns and any and all Entities who may purport to claim by, through, for or because of them shall be permanently enjoined from taking any of the following actions against any Entity that is released under the Plan, including under Section IV.F.3 of the Plan, or its property in respect of claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action or liabilities that are released, waived, settled or deemed satisfied pursuant to the Plan: (a) commencing or continuing in any manner any action or other proceeding; (b) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order; (c) creating, perfecting or enforcing any Lien or encumbrance; (d) asserting a right of subrogation of any kind against any debt, liability or obligation due to any released Entity; and (e) commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the provisions of the Plan.
XI.	RETENTION OF JURISDICTION BY THE COURT.

Notwithstanding the entry of this Confirmation Order and the occurrence of the Effective Date, pursuant to Article XII of the Plan, this Court shall retain such exclusive jurisdiction over the Bankruptcy Cases and any matter related to the Bankruptcy Cases after the Effective Date as is legally permissible, including exclusive jurisdiction over the matters described in Sections XII.1 through XII.13 of the Plan. To the extent that it is not legally permissible for the Court to have exclusive jurisdiction over any of the matters described in Article XII of the Plan, the Court shall have nonexclusive jurisdiction over such matters to the extent legally permissible. Nothing in Article XII of the Plan shall constitute a waiver by the United States of its rights to assert that the Court lacks jurisdiction over any matter set forth in Article XII of the Plan.
XII.	DISSOLUTION OF THE CREDITORS' COMMITTEES

AND FORMATION OF THE STEERING COMMITTEE.

A.  On the Effective Date, the Creditors' Committee, except as set forth below, will dissolve and the members thereof will be released and discharged from all duties and obligations arising from or related to the Bankruptcy Cases. The Professionals retained by the Creditors' Committee and the members thereof shall not be entitled to assert any Professional Fee Claims for any services rendered or expenses incurred after the Effective Date, except for fees for time spent and expenses incurred (i) in connection with any application for allowance of compensation and reimbursement of expenses pending on the Effective Date or Filed and served after the Effective Date pursuant to Section III.A.1.d.ii of the Plan, including in connection with any objection thereto, (ii) in connection with any appeal pending as of the Effective Date, including any appeal of this Confirmation Order and (iii) at the request of the Distribution Trustee, whether or not the Distribution Trustee has retained such Professional.
B.  The Professionals retained by the Debtors will not be entitled to assert any Professional Fee Claims for any services rendered or expenses incurred after the Effective Date, except for fees for time spent and expenses incurred (i) in connection with any application for allowance of compensation and reimbursement of expenses pending on the Effective Date or Filed and served after the Effective Date pursuant to Section III.A.1.d.ii, including in connection with any objection thereto, and (ii) at the request of the Distribution Trustee, whether or not the Distribution Trustee has retained such Professional.
C.  On the Effective Date, the Steering Committee shall be formed with its powers limited to: (i) overseeing the General Unsecured Claims and Convertible Note Claims reconciliation and settlement process conducted by or on behalf of the Distribution Trustee; (ii) formulating with the Distribution Trustee appropriate procedures for the settlement of Claims; (iii) overseeing the distributions to the holders of General Unsecured Claims and Convertible Note Claims under the Plan; (iv) in the name of, and on behalf of, the Distribution Trust, bringing, prosecuting and abandoning Designated Causes of Action and Causes of Action that, after the filing of a Designated Cause of Action as of the Protocol Bar Date, are identified for the first time in discovery in such action and that could not reasonably have been discovered and asserted in the investigation contemplated by the Protocol Order, (v) appearing before and being heard by the Court and other courts of competent jurisdiction in connection with the above limited powers and (vi) such other matters as may be agreed upon between the Distribution Trustee and the Steering Committee or specified in the Plan or the Distribution Trust Agreement. For so long as the Claims reconciliation process shall continue, the Distribution Trustee shall make regular reports to the Steering Committee as and when the Distribution Trustee and the Steering Committee may reasonably agree upon. The Steering Committee may employ, without further order of the Court, professionals to assist it in carrying out its powers as limited above, including any professionals retained in these Bankruptcy Cases, and the Distribution Trustee shall pay the reasonable costs and expenses of the Steering Committee, including reasonable professional fees, in the ordinary course without further order of this Court, from the Distribution Trust Expense Account.
XIII.	NOTICE OF ENTRY OF CONFIRMATION ORDER.

A.  Pursuant to Bankruptcy Rules 2002(f)(7) and 3020(c), the Distribution Trust is directed to serve, within 10 Business Days after the occurrence of the Effective Date, a notice of the entry of this Confirmation Order, which shall include notice of the bar dates established by the Plan and this Confirmation Order and notice of the Effective Date, substantially in the form of Exhibit C attached hereto and incorporated herein by reference (the "Confirmation Notice"), on all parties that received notice of the Confirmation Hearing; provided, however, that the Distribution Trustee shall be obligated to serve the Confirmation Notice only on the record holders of Claims or Interests as of the Confirmation Date, provided, further, that the Distribution Trust shall not be required to serve the Confirmation Notice on any holder of Claims or Interests where the prior service of the notice of the Confirmation Hearing was returned to the Debtors as undeliverable and no forwarding address has been provided.
B.  No later than 20 Business Days after the Effective Date, the Distribution Trust is directed to publish the version of the Confirmation Notice attached hereto as Exhibit D once in the national editions of The Wall Street Journal and The Washington Post.

Dated: ____________, 2007	______________________________________ UNITED STATES BANKRUPTCY JUDGE

[2]
Capitalized terms and phrases used herein have the meanings given to them in the Plan. The rules of interpretation set forth in Section I.B.1 of the Plan apply to this Order (this "Confirmation Order") and the Findings of Fact and Conclusions of Law (the "Findings and Conclusions"), which are being entered concurrently herewith). In addition, in accordance with Section I.A of the Plan, any term used in the Plan or this Confirmation Order that is not defined in the Plan or this Confirmation Order, but that is used in the Bankruptcy Code or the Bankruptcy Rules, has the meaning given to that term in the Bankruptcy Code or the Bankruptcy Rules, as applicable.

A copy of the Plan (without the exhibits thereto) is attached hereto as Exhibit A and incorporated herein by reference.

DLI-6097678v6

EXHIBIT A

FIRST AMENDED JOINT PLAN OF LIQUIDATION OF
FLYi, INC AND ITS DEBTOR AFFILIATES

(

DLI-6097678v6

EXHIBIT B

MODIFICATIONS TO FIRST AMENDED JOINT PLAN OF
LIQUIDATION OF FLYi, INC AND ITS DEBTOR AFFILIATES

DLI-6097678v6

EXHIBIT C

CONFIRMATION NOTICE

DLI-6097678v6

EXHIBIT D

CONFIRMATION NOTICE — PUBLICATION VERSION